Exhibit 10(dd)
2026 Executive Long-Term Incentive Program (2026 ELTIP)

Under the 2026 ELTIP, Named Executive Officers (NEOs) of the Company are eligible to receive shares of common stock of the Company, and cash, based on (i) satisfying certain performance measures established by the Compensation and Human Capital Committee of the Board of Directors for 60% of the award (40% in the form of performance share units, “PSUs”, and 20% in the form of cash) and (ii) continued service only (restricted stock units) for 40% of the award.
The 2026 ELTIP PSU performance measure is based on a Net Leverage Ratio (weighted at 100%) and measured over three discrete measurement periods: fiscal year 2026 (weighted one-third), fiscal year 2027 (weighted one-third), and fiscal year 2028 (weighted one-third), with all performance goals established at the beginning of fiscal year 2026.
Net Leverage Ratio (weighted 100%): Total net debt(1) divided by Adjusted(2) EBITDA, as defined below.
(1) Total net debt: Debt as reported on the Company’s Consolidated Balance Sheet in accordance with U.S. GAAP, as of the applicable measurement date, less Cash, Cash Equivalents and Restricted Cash, as reported on the Company’s Consolidated Statement of Cash Flow in accordance with U.S. GAAP, as of the applicable measurement date.
(2)Adjusted EBITDA: Earnings before non-financing interest expense, taxes, depreciation and amortization, adjusted for non-cash items, calculated as follows:
•Adjusted Operating Income (AOI): Income before Income Taxes as reported in the Company's audited consolidated financial statements, as adjusted for the following discretely disclosed items (in either Management's Discussion and Analysis (MD&A) or the footnotes to the financial statements) on an individual basis, or in the aggregate, per item and subject to monetary thresholds as noted: amortization of acquisition-related intangibles; non-service retirement-related defined benefit pension and retiree health costs; restructuring and related costs, net; transaction and related costs, net; acquisition integration related costs, net; items individually identified within Other expenses, net; impact of any individual acquisition in excess of $500 million purchase price; impact of a divestiture with revenue equal to or greater than $100 million; effects of a change in accounting principle as identified within the Company's consolidated financial statements or MD&A; items that warrant separate line item disclosure on the face of the consolidated statement of income in accordance with Generally Accepted Accounting Principles, and any other adjustment item used in the calculation of our externally reported adjusted operating income results for 2026, adjusted further for the following:

•Non-cash addbacks: impact of depreciation, amortization, and stock-based compensation expense.

1